UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 17, 2015 (February 11, 2015)

GSV CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	1-35156	27-4443543
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

2925 Woodside Road

Woodside, CA 94062

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 235-4769

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2015, the Board of Directors (the “Board”) of GSV Capital Corp. (the “Company”) accepted the resignation of William V. Campbell from his position as a member of the Board, effective immediately, and appointed Ronald M. Lott to fill the vacancy. Mr. Lott will also serve as chairman of the Compensation Committee. Mr. Lott will serve on the Board from February 11, 2015 until the date of the 2016 annual meeting of stockholders of the Company, at which time stockholders will have an opportunity to elect him to a subsequent three-year term, or until his successor is duly elected and qualified.

Mr. Lott, a member of the Pro and College Football Halls of Fame, is the Chief Executive Officer of Lott Auto Ventures, LLC, and has been a co-partner and owner of a series of auto dealerships that today includes Tracy Toyota in Tracy, California, and previously included Mercedes-Benz of Medford, California and Stan Morris Chrysler in Tracy, California. He is also a member of the board of directors of Springleaf Holdings, Inc. and Springleaf Finance Corporation. In 1999, Mr. Lott co-founded HRJ Capital, L.L.C., an investment management firm, remaining as a managing partner through 2009, until it was sold. Since 2013, Mr. Lott has been a consultant for TVU Networks Corp., a product and service company for the television industry, and is also currently a consultant at H. Barton Asset Management, LLC. Mr. Lott played 14 seasons in the National Football League before retiring from professional football in 1994.

Mr. Lott is not an “interested person” of the Company as such term is defined under Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”). Mr. Lott was not appointed to the Board pursuant to any arrangement or understanding with any other person, and there are no current or proposed transactions between the Company and Mr. Lott or his immediate family members which would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”).

In addition, on February 11, 2015, the Board of the Company increased the size of the Board to eight (8) directors from seven (7) and appointed Bradford C. Koenig as a director to fill the vacancy, effective immediately. Mr. Koenig will serve until the date of the next annual meeting of stockholders of the Company, at which time stockholders will have an opportunity to elect him to a subsequent three-year term, or until his successor is duly elected and qualified.

Mr. Koenig is the Chief Executive Officer and co-Founder of FoodyDirect.com, Inc., an online specialty foods marketplace. He previously worked for over 20 years at Goldman Sachs where he became one of the business leaders in the firm’s Investment Banking Division. Mr. Koenig was, from 1990–2005, the head of Goldman Sachs’ global technology banking practice and, from 2002–2005, he served as the co-head of Goldman Sachs’ Global Technology, Media and Telecommunications Group. Mr. Koenig is a graduate of Dartmouth College and Harvard Business School.

Mr. Koenig is not an “interested person” of the Company as such term is defined under Section 2(a)(19) of the1940 Act. Mr. Koenig was not appointed to the Board pursuant to any arrangement or understanding with any other person, and there are no current or proposed transactions between the Company and Mr. Koenig or his immediate family members which would require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC. In addition, Mr. Koenig has not been appointed to any committees of the Board.

Messrs. Lott and Koenig will receive director fees consistent with the director compensation arrangement as described in the Company’s definitive proxy statement filed with the SEC on April 30, 2014, and incorporated by reference into this Item 5.02.

Item 8.01 Other Events.

The Company issued a press release on February 17, 2015 to announce these changes, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated February 17, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2015	GSV CAPITAL CORP.

	By:	/s/ Mark W. Flynn
Mark W. Flynn
President